ESCROW AGREEMENT


         This escrow agreement ("Agreement") is executed as of December 13, 2001, by and among Taylor & Associates, as escrow agent ("Escrow Agent"), Faraday Financial, Inc. ("Faraday"), Sherwood Capital, Inc. ("Sherwood") and Patricia McPeak ("McPeak").

                                 R E C I T A L S

         A. Faraday and NutraStar Incorporated ("NutraStar") are parties to a settlement and release agreement dated as of December 13, 2001 (the "Settlement Agreement"), a copy of which has been provided to the Escrow Agent.

         B. Faraday and McPeak are parties to a certain Personal Guaranty dated as of December 13, 2001 (the "Personal Guaranty"), a copy of which has been provided to the Escrow Agent.

         C. In order to induce Faraday to enter into the Settlement Agreement, McPeak and Sherwood are delivering to the Escrow Agent pursuant to this Agreement a stock certificate representing 735,730 shares of Common Stock of Alliance Consumer International, Inc., a California corporation ("Alliance") in the name of McPeak that bears a standard Rule 144 restrictive legend (the "Restricted Stock"), an executed blank stock assignment separated from certificate in the form attached hereto as Exhibit A for the Restricted Stock (the "McPeak Stock Assignment"), a stock certificate representing 100,000 shares of Common Stock in the name of Sherwood that is free trading stock and does not bear any restrictive legend (the "Free Trading Stock"), and an executed blank stock assignment separated from certificate in the form attached hereto as Exhibit B for the Free Trading Stock (the "Sherwood Stock Assignment"). The Restricted Stock and Free Trading Stock (collectively, the "Securities") are to be held in escrow and distributed under the terms of this Agreement. This Agreement is executed in furtherance of the Settlement Agreement and the Personal Guaranty.

         NOW, THEREFORE, in consideration of the foregoing recitals, and for other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

         1. Appointment of Escrow Agent. Faraday, Sherwood and McPeak each
            ---------------------------
irrevocably appoint Escrow Agent as the escrow agent under this Agreement, and Escrow Agent hereby accepts such appointment.

         2. Delivery of the Securities. Concurrent with the execution of this
            --------------------------
Agreement, McPeak and Sherwood shall have delivered to Escrow Agent the Securities. Escrow Agent hereby acknowledges receipt of same and agrees to hold the Securities in accordance with the terms of this Agreement.

            a. Representations, Warranties and Covenants of McPeak. McPeak
               ---------------------------------------------------
represents and warrants to Faraday that McPeak owns the Restricted Stock free and clear of any liens or encumbrances and covenants to not encumber the Restricted Stock in any way during the term of this Agreement.

            b. Representations, Warranties and Covenants of Sherwood. Sherwood
               -----------------------------------------------------
represents and warrants to Faraday that Sherwood owns the Free Trading Stock free and clear of any liens or encumbrances and covenants to not encumber the Free Trading Stock in any way during the term of this Agreement. The execution, delivery and performance by Sherwood of this Agreement are within Sherwood's powers and do not violate any contractual restriction contained in any agreement which binds or affects or purports to bind or affect Sherwood. This Agreement, when executed and delivered by Sherwood, will constitute the legal, valid and binding obligations of Sherwood enforceable against Sherwood in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

         3. Distribution of the Securities. Escrow Agent shall hold and
            ------------------------------
distribute the Securities in accordance with the following instructions:

            a. Escrow Agent shall hold the Restricted Stock until it receives written notice from Faraday (the "Default Notice") stating that (i) Alliance (as defined in the Personal Guaranty) failed to cause a Registration Statement (as defined in the Personal Guaranty) to become effective by the Deadline Date (as defined in the Personal Guaranty) and (ii) there is an outstanding Guaranteed Amount (as defined in the Personal Guaranty) as of the date of the Default Notice. Upon receipt by Escrow Agent of the Default Notice, Escrow Agent shall distribute the Restricted Stock and the McPeak Stock Assignment to Faraday. Concurrent with the execution of this Agreement, McPeak shall execute and deliver to Escrow Agent the McPeak Stock Assignment executed in blank to facilitate the transfer of the Restricted Stock, if necessary, pursuant to this paragraph. Provided that Faraday has not delivered the Default Notice to Escrow Agent, Escrow Agent shall distribute the Restricted Stock and McPeak Stock Assignment to McPeak upon the earlier of the following to occur: (x) July 31, 2002 and (y) the receipt of written notice from McPeak that Alliance caused a Registration Statement to become effective with adequate proof of same provided to the Escrow Agent, provided that McPeak shall have delivered written notice to Faraday that a Registration Statement had become effective.

            b. Escrow Agent shall hold the Free Trading Stock until it receives written notice from Faraday (the "Deadline Notice") stating that Alliance failed to cause a Registration Statement to become effective by the Deadline Date. Upon receipt by Escrow Agent of the Deadline Notice, Escrow Agent shall distribute the Free Trading Stock and the Sherwood Stock Assignment to Faraday. Concurrent with the execution of this Agreement, Sherwood shall execute and deliver to Escrow Agent the Sherwood Stock Assignment executed in blank to facilitate the transfer of the Restricted Stock, if necessary, pursuant to this paragraph. Provided that Faraday has not delivered the Deadline Notice to Escrow Agent, Escrow Agent shall distribute the Free Trading Stock and Sherwood Stock Assignment to Sherwood upon the earlier of the following to occur: (x) July 31, 2002 and (y) the receipt of written notice from Sherwood that Alliance caused a Registration Statement to become effective with adequate proof of same provided to the Escrow Agent, provided that Sherwood shall have delivered written notice to Faraday that a Registration Statement had become effective.

            c. Nothing contained in this Agreement shall limit the damages, claims or remedies of Faraday and recovery of same from McPeak under the Personal Guaranty.

            d. Pending distribution of the Restricted Securities, all dividends, income and other proceeds resulting from ownership of the Securities shall remain in escrow and, upon distribution of the Securities, shall be distributed to the persons or entities then entitled to the Securities in the proportions to which they are entitled to same.

         4. Indemnification.
            ---------------

            a. Faraday, Sherwood and McPeak shall hold Escrow Agent harmless and shall indemnify Escrow Agent against any loss, liability, expense (including reasonable attorneys' fees and expenses), claim or demand arising out of or in connection with the performance of its obligations in accordance with the terms of this Agreement, except for gross negligence or willful misconduct of Escrow Agent. The foregoing indemnities in this paragraph shall survive the resignation of Escrow Agent or the termination of this Agreement.

            b. Escrow Agent's duties are only such as are specifically provided herein, and Escrow Agent shall incur no liability whatsoever to Faraday, Sherwood or McPeak, except for gross negligence or willful misconduct. Escrow Agent shall have no responsibility hereunder other than to follow faithfully the instructions herein contained. Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper parties.

         5. Disputes. Faraday, Sherwood and McPeak understand and agree that
            --------
should any dispute arise with respect to the payment and/or ownership or right of possession of the Securities, Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Securities until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America and time for appeal has expired and no appeal has been perfected, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

         6. Fees of Escrow Agent. Faraday McPeak each shall be responsible for
            --------------------
one-half (1/2) of Escrow Agent's fees and expenses. The fees shall be $1,000 upon execution of this Agreement (the "Initial Fees") and $1,000 upon the distribution of the Securities in Section 3 hereof (the "Closing Fees"). Such fees shall be payable as compensation for the ordinary administrative services to be rendered by Escrow Agent hereunder. McPeak shall pay the Initial Fees and Faraday shall pay the Closing Fees. Any expense reimbursement submitted by Escrow Agent shall be paid equally between McPeak and Faraday upon receipt of Escrow Agent's invoice.

         7. Notice. Whenever the service or the giving of any document or
            ------
consent by or on behalf of any party hereto upon any other party is herein provided for, or becomes necessary or convenient under the provisions of this Agreement or any document related hereto, a valid and efficient service of such document shall be effected by delivering the same in writing to such party in person, by Federal Express or other reputable courier, by facsimile, or by sending the same by registered or certified mail, return receipt requested, and shall be deemed received upon personal delivery if delivered personally, by Federal Express or other reputable courier or by facsimile, or four (4) business days after deposit in the mail in the United States, postage prepaid, addressed to the person to receive such notice or communication at the following address:

         Escrow Agent:           Taylor & Associates
                                 ------------------------
                                 Salt Lake City, Utah
                                 Attention:
                                 Telephone:  (801) 463-6080
                                 Facsimile:  (801) 463-6085

                                 Faraday: 66 Exchange Place Salt Lake City, Utah 84111
                                 Telephone:  (801) 961-7333
                                 Facsimile:  (801) 961-7356

         McPeak:                 Patricia McPeak
                                 1261 Hawk's Flight Court
                                 El Dorado Hills, CA  95762
                                 Telephone:  (916) 933-7000
                                 Facsimile:  (916) 933-7001

Notice of change of address shall be given by written notice in the manner detailed in this paragraph 7.

         8. Law Governing. This Agreement shall be construed in accordance with,
            -------------
and shall be governed by, the laws of the State of Utah.

         9. Successors and Assigns. This Agreement shall be binding upon and
            ----------------------
enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         10. Attorneys' Fees. In the event of the bringing of any action by any
             ---------------
party hereto against any other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees.

         11. Counterparts. This Agreement may be executed in counterparts, each
             ------------
of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         12. Severability. In the event any portion of this Agreement shall be
             ------------
declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

         13. Further Assurance. Each party agrees that upon the request of the
             -----------------
other it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things, as reasonably may be required to carry out the obligations of such party hereunder and consummate the transactions contemplated hereby.

         14. Headings. The headings of this Agreement are included for purposes
             --------
of reference and convenience only and shall not limit or otherwise affect the construction or interpretation of any of the provisions of this Agreement.

         15. Entire Agreement; Modification. Except as contemplated and
             ------------------------------
referenced in this Agreement with respect to the Personal Guaranty and the Settlement Agreement. This Agreement, including all exhibits, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. No supplement, modification or amendment of this Agreement shall be effective unless executed in writing by all of the parties hereto.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                  Taylor & Associates
                                  ("Escrow Agent")



                                  By:
                                     -------------------------------------------
                                           Its:
                                               ---------------------------------




                                  Patricia McPeak, an individual


                                  Faraday Financial, Inc.



                                  By:
                                     -------------------------------------------
                                        Frank Gillen, President


                                  Sherwood Capital, Inc.



                                  By:
                                     -------------------------------------------
                                        Kenneth W. Miller, President